EXHIBIT 99

                                              FOR: Consolidated Graphics, Inc.

                                        CONTACT:   Tara Taranto
                                                   Consolidated Graphics, Inc.
                                                   Investor Relations Manager
                                                   (713) 787-0977

                                                   Betsy Brod/Karen Pagonis
                                                   Media: Steve DiMattia
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE


                 CONSOLIDATED GRAPHICS ANNOUNCES NEW SENIOR CREDIT FACILITY

     HOUSTON, TEXAS - December 13, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has entered into a new $225 million senior secured credit facility with eleven banks led by First Union National Bank. The new credit facility is composed of a $50 million five-year term loan and a $175 million five-year revolving credit line. The size of the combined facility may be increased at a later date to $275 million by adding other lenders. The interest rate under the new facility will be based upon certain financial ratios and will range from Libor plus 1.25% to Libor plus 2.25%, with the initial pricing set at Libor plus 2.00%. This new facility replaces an existing credit facility and will be used for general corporate purposes including acquisitions. First Union Securities acted as the sole manager for the new facility and Bank One served as the documentation agent.

     Consolidated Graphics, Inc. is the largest sheet-fed commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results, performance or other expectations implied by these forward looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.